UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2006

ALICO, INC.

(Exact name of registrant as specified in its charter)

Florida	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 338

LaBelle, Florida 33975

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (863) 675-2966

Not Applicable

(Former Names or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2006, at the quarterly meeting of the Company’s Broad of Directors, the Directors approved and the Company executed an extension of the letter agreement with Atlantic Blue Trust, Inc. (“ABT”), a 50.5% shareholder in Alico’s common stock, which extends certain governance commitments of ABT.

The letter, dated September 29, 2006, reaffirms ABT’s continuing commitment to reasonable and appropriate corporate governance standards and commits ABT:

1.	To vote its shares of common stock at Alico’s annual shareholder’s meeting to elect director nominees such that a majority of Alico’s Board of Directors is comprised of directors who are “independent” as defined in Nasdaq Rule 4200.

2.	Not to acquire, through open market or private purchases, more than 55% of Alico’s outstanding common stock on a fully diluted basis.

3.	Not to engage in any related party transaction with Alico or any of its subsidiaries unless such transaction is approved by a majority of the independent directors on Alico’s Board of Directors (or a committee of Alico’s Board of Directors comprised entirely of independent directors).

4.	To keep separate the persons serving as the Chairman and CEO, President and CFO of Alico and the persons serving as the Chairman and CEO, President and CFO of ABT so that the two companies have different executive officers.

The letter agreement replaces ABT’s previous corporate governance commitment dated March 18, 2005 which by its terms expires after the 2007 annual meeting. The new commitment has no expiration date but ABT can modify or terminate any of its commitments on 30 days advance notice.

Additionally, in the letter agreement, Alico agreed to take reasonable and appropriate actions to slate and support the election to its Board of Directors of an individual proposed by ABT. ABT proposed Mr. Robert J. “Bert” Viguet, Jr. and the Board of Alico appointed Mr. Viguet to serve as a director upon the recommendation of its Nominating and Governance Committee.

Mr. Viguet, age 48, is a Partner in the Houston, Texas office of Thompson & Knight LLP, an international law firm of over 400 attorneys, where he is a member of the firm’s Corporate and Securities practice group. His practice is focused on mergers, acquisitions, significant asset transactions, public offerings, private placements of securities, venture capital financing, mezzanine financing and financial derivative transactions. Mr. Viguet has previously worked as an attorney for a leading independent oil company, as an engineer for a major integrated energy company, and as an investment banker, primarily serving technology and emerging growth companies. He received a J.D., with honors, from the University of Texas School of Law in 1985 and a B.S. in engineering, with honors, from the Georgia Institute of Technology in 1980. Mr. Viguet also serves on the Board of Directors of ABT.

At the meeting, the Board also declared a quarterly dividend of $0.275 per share payable to stockholders of record as of December 29, 2006, with payment expected on or about January 15, 2007 and set November 30, 2006, as the record date for shareholders eligible to vote at the Company’s annual meeting which will be held at 10:00 a.m on January 19, 2007. The annual meeting will be held at the Florida Gulf Coast University, 10501 FGCU Blvd, S., Fort Myers, FL 33965-6565.

The Company has issued a press release today with respect to the foregoing events. The press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 8.01. Other Events.

The disclosure contained under Item 5.02 above is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Exhibits.

99.1	Press Release dated October 3, 2006, announcing (a) the execution of an extension of the letter agreement with ABT which extends certain governance commitments of ABT, (b) the appointment of Mr. Robert J. “Bert” Viguet, Jr. to the Board of Directors, (c) a quarterly dividend of $0.275 per share payable to stockholders of record as of December 29, 2006, with payment expected on or about January 15, 2007 and (d) the setting of November 30, 2006, as the record date for shareholders eligible to vote at the Corporations’ annual meeting which will be held at 10:00 a.m on January 19, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC.

Date: October 3, 2006	By:	/s/ JOHN R. ALEXANDER
John R. Alexander
President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated October 3, 2006, announcing (a) the execution of an extension of the letter agreement with ABT which extends certain governance commitments of ABT, (b) the appointment of Mr. Robert J. “Bert” Viguet, Jr. to the Board of Directors, (c) a quarterly dividend of $0.275 per share payable to stockholders of record as of December 29, 2006, with payment expected on or about January 15, 2007 and (d) the setting of November 30, 2006, as the record date for shareholders eligible to vote at the Corporations’ annual meeting which will be held at 10:00 a.m on January 19, 2007.